Exhibit 99.1

B&G Foods Announces Agreement to Acquire

Grandma’s® Molasses from Cadbury Schweppes Americas Beverages

— Company also Announces Amendment to Existing Credit Facility —

Parsippany, N.J., December 22, 2005—B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced that a subsidiary of B&G Foods has signed an agreement to acquire the Grandma’s Molasses brand from Mott’s LLP, a Cadbury Schweppes Americas Beverages company, for $30 million in cash and certain assumed liabilities.

Grandma’s Molasses is the leading brand of premium-quality molasses sold in the United States.  Grandma’s Molasses is offered in two distinct styles:  Grandma’s Original Molasses and Grandma’s Robust Molasses. These products are distributed nationally and in all trade channels, with the majority of sales originating from the grocery, food service and mass merchandiser segments of the market.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “We are very pleased to add Grandma’s Molasses to our portfolio of brands.  Not only does it complement our existing product offerings, but it also leverages our manufacturing and distribution capabilities.  This transaction reflects our ongoing commitment to acquiring strong brands with leading market positions and high and sustainable margins at attractive valuations.”

In connection with the signing of the purchase agreement, B&G Foods entered into an amendment to its existing credit facility.  The amendment, which is subject to the closing of the acquisition and other customary closing conditions, provides for, among other things, a new $25 million term loan and a reduction in the existing revolving credit facility commitments from $30 million to $25 million.  B&G Foods intends to use the proceeds of the term loan together with cash on hand to fund the acquisition and to pay related transaction fees and expenses.

B&G Foods expects the acquisition of the Grandma’s Molasses brand to close in January 2006, subject to the satisfaction of customary closing conditions.

Lehman Brothers Inc. acted as financial adviser to B&G Foods and Lehman Commercial Paper Inc. acts as administrative agent under B&G Foods’ credit facility.  Winchester Capital acted as financial adviser to Mott’s.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades, taco kits, salsas and taco shells. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Up Country Organics, Vermont Maid and Wright’s.

About Mott’s LLP and Cadbury Schweppes plc

Mott’s LLP, a subsidiary Cadbury Schweppes Americas Beverages, which is a division of London-based Cadbury Schweppes plc (NYSE: CSG), is headquartered in Rye Brook, NY.  Mott’s is the nation’s leading producer of branded apple sauce and apple juice.

Cadbury Schweppes is the world’s largest confectionery company and has a strong regional presence in beverages in the Americas and Australia. With origins stretching back over 200 years, today Cadbury Schweppes’ products—which include brands such as Cadbury, Schweppes, Halls, Trident, Dr Pepper, Snapple, Trebor, Dentyne, Bubblicious and Bassett—are enjoyed in almost every country around the world.  The Group employs around 50,000 people.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”   Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222